Exhibit 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS FIRST QUARTER 2006 OPERATING RESULTS

PORTLAND, Ore. — May 11, 2006 – Fog Cutter Capital Group Inc. (OTC: FCCG) reported a net loss of $1.2 million or $0.15 per share for the quarter ended March 31, 2006. These results compare to a net loss of $1.6 million or $0.19 per share for the prior year.

The Company currently conducts its operations in three business segments: (1) restaurant operations through its Fatburger subsidiary; (2) commercial real estate mortgage brokerage operations through its subsidiary, George Elkins Mortgage Banking Company and (3) real estate, merchant banking and finance operations. The following summarizes the general activities in the Company’s areas of interest:

Restaurant Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952. There are currently 82 Fatburger restaurants located in 12 states and Canada. The restaurants specialize in fresh, made to order hamburgers and other specialty sandwiches. French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

Fog Cutter acquired a controlling interest in Fatburger in August 2003 and currently owns 88% of the business. Fatburger plans to open additional restaurants throughout the United States, Canada and China through a combination of company owned restaurants and franchised locations. Franchisees currently own and operate 53 of the Fatburger locations and the company has agreements for more than 230 new franchise locations in the United States and Canada.

System-wide same store sales for the first quarter increased .5% over 2005 results to $12.6 million. In addition, Fatburger opened 17 franchise locations and one company store during the last twelve months, which added approximately $4 million in system-wide sales for the quarter.

Commercial Real Estate Mortgage Brokerage

The Company owns a 51% controlling interest in George Elkins Mortgage Banking Company (“George Elkins”). Headquartered in Los Angeles, with offices in the southern California market, George Elkins provides brokerage services in the origination of commercial mortgages. George Elkins specializes in arranging commercial real estate loans for a variety of property types, such as apartments, hotels, small office, and retail centers, with loan amounts of between $1 million and $50 million. George Elkins facilitated the placement of $274 million in commercial mortgages during the first quarter of 2006 and $1.1 billion in the 2005 fiscal year. George Elkins also manages a commercial loan servicing portfolio in excess of $1 billion for various investors.

Real Estate, Merchant Banking and Finance Operations

Real Estate — The Company invests directly and indirectly in real estate, both in the United States and Europe. During the first quarter of 2006, the Company earned $0.8 million from its real estate operations. Of this amount, $0.5 million related to the gain on sale of properties. The Company’s major holdings in real estate as of March 31, 2006 are as follows:

•                  Freestanding Retail Properties – The Company owns or controls 76 freestanding retail buildings throughout the United States, either directly or through leases. The buildings are approximately 4,500 square feet each and were originally developed during the 1970’s and 1980’s. The buildings are leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses. During the first quarter of 2006, the Company sold 7 similar properties that had been a part of the portfolio for $3.5 million.

•                  Barcelona Apartments – The Company owns three apartment buildings through equity participating loans to special purpose Spanish corporations. The properties consist of 44 residential units and 5 retail shops located in Barcelona, Spain. The three buildings were acquired subject to below market leases and the Company is working to relocate these tenants in order to enhance the value of the properties. In 2005, Fog Cutter sold its interest in one similar building that had been held in the same portfolio for $1.9 million.

•                  Oregon Commercial Properties – The Company also owns two commercial properties in Oregon. One property is a 10.9-acre parcel of undeveloped land located in the city of Wilsonville and is being held for future development or sale. The other property is an 84,000-square-foot warehouse located on 4.5 acres in the city of Eugene. The property is fully leased and is being marketed for sale.

•                  Bourne End – In December 2000, Fog Cutter organized and led a group of investors, including a subsidiary of Merrill Lynch & Co., Inc., to purchase all of the outstanding capital stock of Bourne End Properties Ltd., a UK based real estate company. The real estate assets consisted of 1.7 million square feet in fifteen shopping centers. Bourne End has profitably sold fourteen of the properties since the acquisition by Fog Cutter and its partners.

Merchant Banking and Financing – The Company’s merchant banking and financing business addresses two primary markets. First, the Company helps businesses restructure their balance sheet and resolve their financial issues by providing them with debt or equity capital. Secondly, the Company assists businesses that need liquidity or want to dispose of non-core assets. This business segment currently holds equity positions the following:

•                  Centrisoft Corporation – The Company owns 71% ownership interest in Centrisoft Corporation (“Centrisoft”). Centrisoft develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users.

•                  DAC International – DAC is a supplier of computer controlled lathes and milling machinery for the production of contact and intraocular lenses. Fog Cutter acquired control of DAC in November 2005. For the twelve months ended March 31, 2006, DAC had sales of $7.1 million and EBITDA of $1.1 million. DAC’s sales for the three months ended March 31, 2006 totaled approximately $2.6 million.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-Looking Statements which are based on various assumptions (some of which are beyond the Company’s control) may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about healthy diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

The accompanying financial information should be read in conjunction with the Company’s Form 10-K, filed with the Securities and Exchange Commission.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets:
Cash and cash equivalents	$2,475	$4,071
Loans	830	994
Investments in real estate, net	28,367	30,292
Loans to senior executives	1,028	1,015
Investment in Bourne End	738	803
Restaurant property, plant and equipment, net	5,885	5,167
Intangible assets, net	5,513	5,586
Goodwill	10,079	9,979
Other assets	7,988	7,412
Total assets	$62,903	$65,319

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings and notes payable	$14,784	$12,936
Obligations under capital leases	10,685	10,856
Deferred income	4,090	4,330
Deferred income taxes	5,730	5,739
Accrued expenses and other liabilities	8,370	10,069
Total liabilities	43,659	43,930

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of March 31,2006 and December 31, 2005; 7,957,428 shares outstanding as of March 31, 2006 and December 31, 2005	168,271	168,214
Accumulated deficit	(137,191)	(134,977)
Accumulated other comprehensive income	173	161
Treasury stock, 3,799,645 common shares as of March 31, 2006 and December 31, 2005, at cost	(12,009)	(12,009)
Total stockholders’ equity	19,244	21,389
Total liabilities and stockholders’ equity	$62,903	$65,319

FOG CUTTER CAPITAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(Dollars in thousands, except share data)

	Quarter Ended
	March 31,
	2006	2005
Restaurant Operations:
Operating revenue	$6,285	$5,983
Cost of goods sold	(3,659)	(3,459)
Franchise and royalty fee	637	521
General and administrative costs	(3,059)	(2,671)
Interest expense	(211)	(154)
Depreciation and amortization	(356)	(368)
Total restaurant operations	(363)	(148)

Real Estate Operations:
Operating income	1,071	1,007
Operating expense	(441)	(423)
Gain on sale of real estate	505	413
Interest expense	(220)	(268)
Depreciation	(119)	(145)
Total real estate operations	796	584

Other Operating Income:
Gain on sale of loans	496	—
Loan brokerage fees	1,693	1,428
Equity in loss of equity investees	(76)	—
Interest Income	80	324
Sales of manufacturing equipment	2,630	—
Other	523	73
Total other operating income	5,346	1,825

Operating Expenses:
Compensation and employee benefits	3,920	2,066
Cost of sales of manufacturing equipment	1,254	—
Professional fees	169	709
Fees paid to related parties	160	—
Interest Expense	34	—
Other	1,422	1,041
Total operating expenses	6,959	3,816

Net loss before provision for income taxes	(1,180)	(1,555)
Provision for income taxes	—	—
Net loss	$(1,180)	$(1,555)

Basic loss per share	$(0.15)	$(0.19)
Basic weighted average shares outstanding	7,957,428	8,310,132
Diluted net loss per share	$(0.15)	$(0.19)
Diluted weighted average shares outstanding	7,957,428	8,310,132
Dividends declared per share	$0.13	$0.13